UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

LNB Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1406303
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

457 Broadway, Lorain, Ohio	44052
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Preferred Shares of LNB Bancorp, Inc.

Item 1.	Description Of Registrant’s Securities To Be Registered.

Effective as of December 15, 2014, the Rights Agreement, dated as of October 25, 2010, between LNB Bancorp, Inc., an Ohio corporation (the “Company”), and Computershare Trust Company, N.A., as successor Rights Agent to Registrar and Transfer Company (the “Rights Agent”), was amended (the “Amendment”). The Amendment made the provisions of the Rights Agreement inapplicable to the Agreement and Plan of Merger, dated as of December 15, 2014, by and between the Company and Northwest Bancshares, Inc. (the “Merger Agreement”) and the transactions contemplated thereby, including the voting agreements entered into by the members of the Company’s Board of Directors and certain executive officers of the Company as contemplated by the Merger Agreement.

The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as Exhibit 4.1 hereto and which is incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amendment, effective as of December 15, 2014, to the Rights Agreement, dated as of October 25, 2010, between LNB Bancorp, Inc. and Computershare Trust Company, N.A., as successor Rights Agent to Registrar and Transfer Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K dated December 15, 2014 filed by LNB Bancorp).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LNB BANCORP, INC.

By:	/s/ James H. Nicholson
James H. Nicholson
Chief Financial Officer

Date: December 15, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Amendment, effective as of December 15, 2014, to the Rights Agreement, dated as of October 25, 2010, between LNB Bancorp, Inc. and Computershare Trust Company, N.A., as successor Rights Agent to Registrar and Transfer Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K dated December 15, 2014 filed by LNB Bancorp).